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                             EXHIBIT 5.1

                             Law offices of
                     Nordman, Cormany, Hair & Compton
                          1000 Town Center Drive
                                 6th Floor
                           Post Office Box 9100
                       Oxnard, California 93031-9100
                              (805) 485-1000
                              (805) 656-3304

                       6th Floor Fax (805) 988-8387
                       5th Floor Fax (805) 988-7790

                               September 2, 1998

Berry Petroleum Company
28700 Hovey Hills Road
P.O. Bin X
Taft, CA  93268

Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel for Berry Petroleum Company, a Delaware corporation (the "Company"), in connection with the various legal matters relating to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission with respect to the Berry Petroleum Company Thrift Plan (the "Plan").

     We have examined such corporate records, certificates, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and on the basis of such examination, advise you that, subject to compliance with applicable state securities laws, we are of the opinion that the Plan has been duly and validly authorized and adopted, and the Plan confers legal interests upon employees participating in the Plan to the extent and upon the terms and conditions described herein.

     We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting any part thereof.
                                    Very truly yours,

                                    s/s Nordman, Cormany, Hair & Compton

                                    NORDMAN, CORMANY, HAIR & COMPTON